Exhibit 10.9A
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.
2004 STOCK INCENTIVE PLAN

The grant pursuant to this agreement (this “Agreement”) is made as of the Grant Date, by Omega Healthcare Investors, Inc. (the “Company”) to ______________ (the “Recipient”).

Upon and subject to this Agreement (which shall include the Terms and Conditions and Exhibits appended to the execution page), the Company hereby awards as of the Grant Date to the Recipient, the opportunity to earn Vested Restricted Units (the “Restricted Unit Grant” or the “Award”).  Underlined and capitalized terms in Items A through F below shall have the meanings there ascribed to them.

A.	Grant Date: January 1, 201__.

B.	Plan (under which Restricted Unit Grant is granted): Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.

C.
Vested Restricted Units: The Recipient shall earn a number of Vested Restricted Units determined pursuant to Exhibit 1.  Each Vested Restricted Unit represents the Company’s unsecured obligation to issue one share of the Company’s common stock (“Common Stock”) and related Dividend Equivalents (as defined below) in accordance with this Agreement.

D.
Dividends Equivalents.  Each Vested Restricted Unit shall accrue Dividend Equivalents, an amount equal to the dividends per share paid on one share of Common Stock to a shareholder of record on or after the Grant Date and until the date that the Vested Shares (as defined below) are issued.

E.
Distribution Date of Vested Shares.  Shares of Common Stock attributable to Vested Restricted Units (“Vested Shares”) shall be issued and distributed upon the earlier of the dates listed below, subject to receipt from the Recipient of the required tax withholding:

1.	within ten (10) business days following December 31, 201__; or

2.	the date of a Change in Control.

Notwithstanding the foregoing, distribution shall be delayed to the extent provided in any deferral agreement between the Recipient and the Company, whether executed before or after this Agreement.

F.
Distribution Date of Dividend Equivalents.  Dividend Equivalents attributable to Vested Restricted Units shall be distributed to the Recipient on the same date as Vested Shares are distributable to the Recipient under Item E above, subject to the provisions of any deferral agreement between the Recipient and the Company, whether executed before or after this Agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement to be effective as of the Grant Date set forth above.

OMEGA HEALTHCARE INVESTORS, INC.

By:

Title:

ii

TERMS AND CONDITIONS TO THE
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE OMEGA HEALTHCARE INVESTORS, INC.
2004 STOCK INCENTIVE PLAN

1.             Payment for Vested Restricted Units.  The Company shall issue in book entry form in the name of the Recipient, or issue and deliver to the Recipient a share certificate representing, the Vested Shares on the Distribution Date of Vested Shares.

2.             Dividends Equivalents.  The Company shall pay Dividend Equivalents attributable to Vested Restricted Units on the Distribution Date of Dividend Equivalents, subject to required tax withholding.

3.             Tax Withholding.

(a)           The Recipient must deliver to the Company, within ten (10) days after written notification from the Company as to the amount of the tax withholding that is due, either (i) cash, or (ii) a check payable to the Company, in the amount of all tax withholding obligations imposed on the Company as a result of the issuance of the Vested Shares, except as provided in Section 3(b).  If the Recipient does not timely satisfy payment of the tax withholding obligation, the Recipient will be deemed to have made an election to satisfy tax withholding in the manner provided in Section 3(b).

(b)           In lieu of paying the tax withholding obligation described in Section 3(a), the Recipient may elect to have the number of Vested Shares reduced by the number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the Distribution Date of the Vested Shares, together with cash or a check in lieu of any fractional Vested Share, is sufficient to satisfy the minimum amount of the required tax obligations imposed on the Company as a result of the issuance of the Vested Shares (the “Withholding Election”).  The Recipient may make a Withholding Election only if all of the following conditions are met:

(i)            The Withholding Election must be made within ten (10) days after the Recipient receives written notification from the Company as to the amount of the tax withholding that is due (the “Tax Notice Date”), by executing and delivering to the Company a properly completed Notice of Withholding Election, in substantially the form of Exhibit 2 attached hereto; and

(ii)           Any Withholding Election made will be irrevocable; however, the Committee may, in its sole discretion, disapprove and give no effect to any Withholding Election, by giving written notice to the Recipient no later than ten (10) days after the Company’s receipt of the Notice of Withholding Election, in which event the Recipient must deliver to the Company, within ten (10) days after receiving such notice, the amount of the tax withholding pursuant to Section 3(a).  If the Recipient does not timely deliver the amount of the tax withholding, the Recipient will forfeit the Vested Shares.

4.             Restrictions on Transfer.  Except for the transfer by bequest or inheritance, the Recipient shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to this Award.  Any such disposition not made in accordance with this Agreement shall be deemed null and void.  Any permitted transferee under this Section shall be bound by the terms of this Agreement.

5.             Change in Capitalization.

(a)           The number and kind of shares issuable under this Agreement shall be proportionately adjusted for any non-reciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Common Stock subject to the Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, non-recurring cash dividend (each, an “Equity Restructuring”).  No fractional shares shall be issued in making such adjustment.

(b)           In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other material change in the capital structure of the Company, or a tender offer for shares of Common Stock, in each case that does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments with respect to the shares of Common Stock issuable hereunder or the terms of this Agreement as the Committee, in its sole discretion, determines in good faith is necessary or appropriate, including, without limitation, adjusting the number and class of securities subject to the Award, substituting cash, other securities, or other property to replace the Award, or removing of restrictions.

(c)           All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Committee need not treat all recipients of awards under the Plan equally.

(d)           The existence of the Plan and the Restricted Unit Grant shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.             Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Vested Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

7.             Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

8.             Notice.  Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

9.             Severability.  In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10.           Entire Agreement.  Subject to the terms and conditions of the Plan, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter; provided, however, that certain provisions of this Agreement may be subject to a deferral agreement between the Recipient and the Company, whether executed before or after this Agreement.

11.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

12.           No Right to Continued Retention.  Neither the establishment of the Plan nor the Award hereunder shall be construed as giving Recipient the right to continued service with the Company or an Affiliate.

13.           Headings and Capitalized Terms.  Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.  Capitalized terms used, but not defined, in this Agreement shall be given the meaning ascribed to them in the Plan.

14.           Definitions.  As used in this Agreement:

“Beginning Stock Price” means the volume-weighted average price per share of Common Stock for the month of December 201__ on the exchange on which Common Stock is traded.

“Below Threshold Performance” means the Company has achieved Total Shareholder Return of less than eight percent (8%).

“Cause” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company, or, if there is none, then Cause shall mean the occurrence of any of the following events:

(a)           willful refusal by the Recipient to follow a lawful direction of the person to whom the Recipient reports or the Board of Directors of the Company (the “Board”), provided the direction is not materially inconsistent with the duties or responsibilities of the Recipient’s position with the Company, which refusal continues after the Board has again given the direction in writing;

(b)           willful misconduct or reckless disregard by the Recipient of his duties or with respect to the interest or material property of the Company;

(c)           intentional disclosure by the Recipient to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Company;

(d)           any act by the Recipient of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of at least two-thirds of the members of the Board (excluding the Recipient), such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates; or

(e)           commission by the Recipient of a felony as reasonably determined by at least two-thirds of the members of the Board (excluding the Recipient).

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a)           the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation, of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities;

(b)           the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;

(c)           individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(d)           a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(e)           the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation pursuant to a reorganization, merger or consolidation, of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Award (a) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (b) by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Confidential Information” means data and information relating to the business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Recipient or of which the Recipient became aware as a consequence of or through his relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Recipient without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company or any of its Affiliates.

“Ending Stock Price” means the volume-weighted average price per share of Common Stock for the month of December 201__ on the exchange on which Common Stock is traded, unless a Change in Control occurs before December 31, 201__, in which case the term means the value per share determined as of the date of the Change in Control, such value to be determined by the Compensation Committee in its reasonable discretion based on the actual or implied price per share paid in the Change in Control transaction.

“Good Reason” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company, or, if there is none, then Good Reason shall mean the occurrence of all of the events listed in either (a) or (b) below:

(a)           (i)           the Recipient experiences a material diminution of the Recipient’s responsibilities of his position, as reasonably modified by the person to whom the Recipient reports or the Board from time to time, such that the Recipient would no longer have responsibilities substantially equivalent to those of other executives holding equivalent positions at companies with similar revenues and market capitalization;

(ii)          the Recipient gives written notice to the Company of the facts and circumstances constituting the material diminution in responsibilities within ten (10) days following the occurrence of such material diminution;

(iii)         the Company fails to remedy the material diminution in responsibilities within ten (10) days following the Recipient’s written notice of the material diminution in responsibilities; and

(iv)         the Recipient terminates his employment and this Agreement within thirty (30) days following the Company’s failure to remedy the material diminution in responsibilities.

(b)           (i)           the Company requires the Recipient to relocate the Recipient’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Recipient’s consent;

(ii)          the Recipient gives written notice to the Company within ten (10) days following receipt of notice of relocation of his objection to the relocation;

(iii)         the Company fails to rescind the notice of relocation within ten (10) days following the Recipient’s written notice; and

(iv)         the Recipient terminates his employment within thirty (30) days following the Company’s failure to rescind the notice.

“High Performance” means the Company has achieved Total Shareholder Return of at least twelve percent (12%).

“Performance Period” means the period from and including January 1, 201__ through the earlier of December 31, 201__ or the date of a Change in Control.

“Target Performance” means the Company has achieved Total Shareholder Return of ten percent (10%).

“Threshold Performance” means that the Company has achieved Total Shareholder Return of eight percent (8%).

“Total Shareholder Return” means the sum of the total change in the Ending Stock Price as compared to the Beginning Stock Price, plus any dividends paid to a shareholder of record with respect to one share of Common Stock during the Performance Period.

“Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

EXHIBIT 1

A.
The number of Vested Restricted Units earned is determined as of the last day of the Performance Period pursuant to the following chart; provided that the Recipient must remain an employee, director or consultant of the Company or an Affiliate during the entire Performance Period to earn the number of Vested Restricted Units determined in the chart below.

Below Threshold Performance	*Threshold Performance	*Target Performance	*High Performance
Zero Vested Units

*
If Total Shareholder Return falls between Threshold Performance and Target Performance or between Target Performance and High Performance, the number of Vested Restricted Units shall be determined by rounding actual Total Shareholder Return to the closest 0.5% percentage points and then applying linear interpolation based on the percentage points by which Threshold Performance or Target Performance, respectively, as so adjusted, is exceeded.

B.
Notwithstanding the foregoing, if during the Performance Period and more than sixty (60) days before a Change in Control, the Recipient dies or becomes subject to a Disability while an employee, director or consultant of the Company or an Affiliate, the Recipient resigns from the Company for Good Reason, or the Company terminates the Recipient’s employment without Cause (each such event referred to as a “Qualifying Termination”), the Recipient shall earn a number of Vested Restricted Units equal to the number of Vested Restricted Units determined in the chart above as of the completion of the Performance Period, multiplied by a fraction, the numerator of which is the number of days elapsed in the Performance Period through the date of such event and the denominator of which is 365.

C.
Notwithstanding the foregoing, if a Change in Control occurs on or after the Grant Date and before December 31, 201__ and (i) while the Recipient remains an employee, director or consultant of the Company or an Affiliate, or (ii) within sixty (60) days before the Change in Control, the Recipient incurs a Qualifying Termination, the Recipient shall earn a number of Vested Restricted Units determined in the chart above based on the level of Total Shareholder Return through the date of the Change in Control relative to the level required for the full Performance Period (determined without regard to the shortening of the period as a result of the Change in Control), and shall not thereafter earn any additional Vested Restricted Units.

D.
The portion of the Restricted Unit Grant that has not become earned Vested Restricted Units as of the earlier of the last day of the Performance Period, or, except as provided in Item C above, as of the date the Recipient ceases to be an employee, director, or consultant of the Company or an Affiliate shall be forfeited.

EXHIBIT 2

NOTICE OF WITHHOLDING ELECTION
PURSUANT TO OMEGA HEALTHCARE INVESTORS, INC.
2004 STOCK INCENTIVE PLAN

TO:	Omega Healthcare Investors, Inc.
Attention: Chief Financial Officer

FROM:

RE:                          Withholding Election

This election relates to the Restricted Unit Grant identified in Paragraph 3 below.  I hereby certify that:

(1)           My correct name and social security number and my current address are set forth at the end of this document.

(2)           I am (check one, whichever is applicable).

[ ]           the original recipient of the Restricted Unit Grant.

[ ]	the legal representative of the estate of the original recipient of the Restricted Unit Grant.

[ ]	a legatee of the original recipient of the Restricted Unit Grant.

[ ]	the legal guardian of the original recipient of the Restricted Unit Grant.

(3)          The Restricted Unit Grant pursuant to which this election relates was issued with a Grant Date of __________________ under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan (the “Plan”) in the name of ___________________.  This election relates to ______ shares of Common Stock issuable pursuant to the Restricted Unit Grant.

(4)          I hereby elect to have certain of the shares of Common Stock withheld by the Company for the purpose of having the value of the shares applied to pay federal, state and local, if any, taxes arising from the exercise.

The fair market value of the shares of Common Stock to be withheld in addition to $_________ in cash to be tendered to the Company by the recipient of the Restricted Unit Grant shall be equal to the minimum statutory tax withholding requirement under federal, state and local law in connection with the exercise.

(5)          This Withholding Election is made no later than ten (10) days after the Tax Notice Date and is otherwise timely made pursuant to the Plan.

(6)           I further understand that, if this Withholding Election is not disapproved by the Committee, the Company shall withhold from the Common Stock issuable to me a whole number of shares of Common Stock having the value specified in Paragraph 4 above.

(7)           The Plan has been made available to me by the Company, I have read and understand the Plan and I have no reason to believe that any of the conditions therein to the making of this Withholding Election have not been met.  Capitalized terms used in this Notice of Withholding Election without definition shall have the meanings given to them in the Plan.

Dated:

Signature:

Name (Printed)

Street Address

City, State, Zip Code